Exhibit (a)(7)

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                            NEWS RELEASE
                   -----------------------------

Contact: Keith B. Cox
         Vice President & Treasurer
         NASB Financial, Inc.
         12498 South 71 Highway
         Grandview, MO  64030
         Phone (816) 765-2200


FOR IMMEDIATE RELEASE:

NASB Financial Inc. Extends the Expiration Date of its Issuer Tender Offer for 400,000 Shares of NASB Financial Inc., at $15.00 per Share.

     Grandview, Missouri (September 13, 2001) - NASB Financial, Inc. (NASDAQ: NASB) announced today that it has extended the expiration date of its issuer tender offer (the "Offer") for up to 400,000 shares of its common stock at $15.00 per share, to Tuesday, September 18, 2001, at 5:00 p.m. Central Time. To date, stockholders have tendered 60,625 shares in the Offer. The extension of the expiration date is necessary to allow for the market disruption caused by the terrorist acts in New York and Washington, D.C. on September 11, 2001.

     All other terms of the offer have remained the same. Stockholders who have already tendered shares or will tender shares in this Offer have the right to withdraw such tendered shares up until 5:00 p.m. Central Time on the extended expiration date of September 18, 2001.

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